Filed Pursuant to Rule 424(b)(3)
Registration No. 333-290714

PROSPECTUS SUPPLEMENT NO. 4

(to Prospectus dated October 23, 2025)

NAMIB MINERALS

PROSPECTUS FOR
Up to 1,750,000 Ordinary Shares

This Prospectus Supplement No. 4 (this “Supplement”) updates and supplements the prospectus dated October 23, 2025 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (File No. 333-290714) (the “Registration Statement”), related to offer and sale from time to time by Cohen & Company Securities, LLC (the “Selling Shareholder”) of up to 1,750,000 ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), of Namib Minerals (the “Company”) that may be issued pursuant to the Amended and Restated Promissory Note with a face value of $3.5 million (the “Promissory Note”), dated as of December 9, 2025, issued by the Company to the Selling Shareholder. Capitalized terms used in this Supplement and not otherwise defined herein have the respective meanings ascribed to them in the Prospectus.

The purpose of this Supplement is to update and supplement the information included in the Prospectus with the information contained in our Report on Form 6-K which was submitted to the U.S. Securities and Exchange Commission (the “SEC”) on February 19, 2026 and is included immediately following the cover page of this Supplement. This Supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

We may further amend or supplement the Prospectus and information in this Supplement from time to time by filing amendments to the Registration Statement or other supplements to the Prospectus, as required. You should read the entire Prospectus, this Supplement, any amendments to the Registration Statement, or subsequent supplements to the Prospectus (to the extent information therein is not superseded by more up to date information in subsequent supplements or amendments to the Prospectus) carefully before you make your investment decision.

Our Ordinary Shares are listed on the Nasdaq Global Market under the symbol “NAMM,” and our Warrants are listed on the Nasdaq Capital Market under the symbol “NAMMW.” On February 17, 2026, the closing trading prices of our Ordinary Shares and Warrants were $2.40 and $0.157, respectively.

YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 7 OF THE PROSPECTUS.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS, AS SUPPLEMENTED BY THIS SUPPLEMENT, IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Supplement is February 19, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of February 2026

Commission File Number 001-42685

Namib Minerals

(Translation of registrant’s name into English)

71 Fort Street, PO Box 500,

Grand Cayman, Cayman Islands, KY1-1106

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒       Form 40-F ☐

INFORMATION CONTAINED IN THIS FORM 6-K REPORT

Namib Minerals Regains Compliance with Nasdaq Listing Rules

As previously reported, Namib Minerals (the “Company”) received a written notice from the Nasdaq Listing Qualifications Department (the “Staff”) on January 30, 2026 notifying the Company that its ordinary shares, par value $0.0001, did not meet the minimum market value of publicly held shares of $15,000,000 (the “MVPHS”) requirement for continued listing on the Nasdaq Global Market (“Nasdaq”) pursuant to Nasdaq Listing Rule 5450(b)(2)(C) (the “Rule”).

On February 18, 2026, the Company received a letter from Nasdaq indicating that the Staff determined that the Company met the MVPHS requirement for more than ten consecutive trading days. Accordingly, the Company has regained compliance with the Rule, and the matter is now closed. On February 19, 2026, the Company issued a press release, a copy of which is attached as Exhibit 99.1 to this Report, regarding the Letter and regaining compliance.

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of the Company, dated February 19, 2026.

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NAMIB MINERALS

By:	/s/ Ibrahima Tall
Name:	Ibrahima Tall
Title:	Chief Executive Officer

Date: February 19, 2026

2

Exhibit 99.1

Namib Minerals Regains Compliance with Nasdaq Listing Rules

NEW YORK, Feb. 19, 2026 (GLOBE NEWSWIRE) -- Namib Minerals (“Namib Minerals” or “the Company”) (Nasdaq: NAMM) today announced that on February 18, 2026 the Company received a letter from the Nasdaq Stock Market LLC (”Nasdaq”) stating that the Company has regained compliance with the minimum market value of publicly held shares (“MVPHS”) requirement under Nasdaq Listing Rule 5450(b)(2)(C) (the “Rule”).  Accordingly, the Company is now in compliance with all applicable listing standards, and its ordinary shares will continue to be listed on the Nasdaq Global Market.

The Company was previously notified by Nasdaq on January 30, 2026, that it was not in compliance with the MVPHS requirement because its ordinary shares had failed to maintain an MVPHS of at least $15,000,000 as required by the Rule.  In order to regain compliance with the Rule, the Company was required to maintain an MVPHS of $15,000,000 or more for at least 10 consecutive trading days, and Nasdaq determined that this requirement was met.

About Namib Minerals

Namib Minerals (NASDAQ: NAMM) is a gold producer, developer and explorer with operations focused in Zimbabwe. Namib Minerals is a significant player in Africa’s mining industry, driving sustainable growth and innovation across the sector. Currently Namib Minerals operates the How Mine, an underground gold mine in Zimbabwe, and aims to restart two assets in Zimbabwe. For additional information, please visit namibminerals.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts contained in this update are forward-looking statements. Any statements that refer to estimates or other characterizations of future events or circumstances, including any underlying assumptions, are also forward-looking statements. Forward-looking statements include, without limitation, future compliance with Nasdaq requirements. The forward-looking statements are based on our current expectations and are inherently subject to uncertainties and changes in circumstance and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks and uncertainties. You should carefully consider the risks and uncertainties described in the filings we make with Securities and Exchange Commission. We caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made.

Contacts:

Investor Relations:
ir@namibminerals.com